Exhibit 99.1

FOR IMMEDIATE RELEASE

June 4, 2014

Media Contact:

Maribeth Burns

330-682-3000

THE J. M. SMUCKER COMPANY ANNOUNCES LEADERSHIP CHANGE

AND NEW CORPORATE OFFICER

Orrville, Ohio, June 4, 2014 – The J. M. Smucker Company (NYSE: SJM) today announced the appointment of Corporate Officer John Denman to a new Officer role and the election of Jill Penrose as a Corporate Officer of the Company.

Mr. Denman, currently a Corporate Officer as Vice President, Controller, and Chief Accounting Officer was appointed Vice President, Human Resource Operations effective July 16, 2014. Mr. Denman has been with the Company for more than 30 years in various leadership positions in Accounting and Finance.

Ms. Penrose has been an employee of the Company for 10 years and was promoted to a Corporate Officer and Vice President, Human Resources, effective July 1, 2014. Ms. Penrose was formerly the Vice President, Strategy and Organization Development, held several leadership positions within the Human Resource department, and had extensive consulting experience prior to joining the Smucker Company.

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About The J.M. Smucker Company

For more than 115 years, The J.M. Smucker Company has been committed to offering consumers quality products that bring families together to share memorable meals and moments. Today, Smucker is a leading marketer and manufacturer of fruit spreads, retail packaged coffee, peanut butter, shortening and oils, ice cream toppings, sweetened condensed milk, and natural foods products in North America. Its family of brands includes Smucker’s®, Folgers®, Dunkin’ Donuts®, Jif®, Crisco®, Pillsbury®, Eagle Brand®, R.W. Knudsen Family®, Hungry Jack®, Café Bustelo®, Café Pilon®, truRoots®, White Lily®, and Martha White® in the United States, along with Robin Hood®, Five Roses®, Carnation®, and Bick’s® in Canada. The Company remains rooted in the Basic Beliefs of Quality, People, Ethics, Growth, and Independence established by its founder and namesake more than a century ago. For more information about the Company, visit jmsmucker.com.

The J.M. Smucker Company is the owner of all trademarks referenced herein, except for the following, which are used under license: Pillsbury® is a trademark of The Pillsbury Company, LLC; Carnation® is a trademark of Societe des Produits Nestle S.A.; and Dunkin’ Donuts® is a registered trademark of DD IP Holder LLC.

Dunkin’ Donuts® brand is licensed to The J.M. Smucker Company for packaged coffee products sold in retail channels such as grocery stores, mass merchandisers, club stores, and drug stores. This information does not pertain to Dunkin’ Donuts® coffee or other products for sale in Dunkin’ Donuts® restaurants.